Exhibit 99.1

FOR IMMEDIATE RELEASE:

September 30, 2014

Centrus Energy Corp. Emerges from Chapter 11 Restructuring

•	Stronger balance sheet positions company to compete in global nuclear fuel market; supports U.S. energy and national security
•	Company formerly known as USEC Inc.

BETHESDA, Md. – Centrus Energy Corp. (NYSE: LEU) today announced that it has satisfied all conditions for emergence from Chapter 11 bankruptcy as set forth in its Plan of Reorganization that was approved by the U.S. Bankruptcy Court for the District of Delaware on September 5, 2014. The Plan becomes effective today, and Centrus, formerly known as USEC Inc. (NYSE: USU), emerges from restructuring in a stronger position to supply customers with nuclear fuel and support the energy and national security needs of the United States.

Centrus stock is expected to begin trading on the New York Stock Exchange today under the ticker symbol LEU. Throughout the restructuring process that began March 5, 2014, the Company has continued to meet all of its obligations to customers and vendors and will not require external exit financing upon emergence. The Company has maintained its NYSE listing throughout the Chapter 11 process.

“With this restructuring, we have accomplished a great deal,” said John Welch, president and chief executive officer of Centrus. “We have dramatically improved our capital structure by replacing $530 million in debt due this October and $114 million in preferred stock with new debt and new common stock. During this time, we met all of our customers’ needs on schedule as we have always done and achieved important performance objectives with our advanced uranium enrichment technology.

“Looking ahead, we will continue as a reliable supplier to our customers with an improved financial foundation. We strongly believe in the future value that the American Centrifuge technology can provide for domestic uranium enrichment and will build on the innovation of our employees, America’s leading experts on uranium enrichment, to support the national security objectives of the United States Government.”

Welch thanked Centrus customers, suppliers, creditors, business partners and employees for their support throughout the bankruptcy process. He said Centrus will remain positioned to commercialize the American Centrifuge technology when market conditions permit to supply the global fleet of commercial power reactors.

A new board of directors consisting of up to 11 directors will provide governance and strategic direction for Centrus. Five members of the previous USEC Inc. board, including one

- more -

Centrus Energy Corp. Emerges from Chapter 11 Restructuring

member appointed by Toshiba America Nuclear Energy Corporation, and five newly appointed directors under the Plan approved by the bankruptcy court will comprise the new board. One seat on the board remains vacant, which may be filled by a person appointed by The Babcock & Wilcox Company.

Under the Plan of Reorganization, Centrus will issue 9 million shares of new common stock today, September 30, 2014. Centrus will also issue new debt totaling $240.4 million that matures in five years. Subject to certain conditions, the debt can be extended an additional five years. The noteholders will receive $200 million of the new debt and approximately 79 percent of the new common stock. The two preferred shareholder investors, Toshiba and B&W, will each receive $20.19 million of new debt and approximately 8 percent of the new common stock. Current common stockholders will receive approximately 5 percent of the new common stock in exchange for existing common stock. Distribution of the new common stock is subject to dilution on account of a new management incentive plan and will be made to holders of record as of 5:00 p.m. EDT on September 29, 2014.

Under the terms of the Plan of Reorganization, all previously existing securities of USEC Inc. will be cancelled prior to the opening of trading today. Current stockholders do not need to take any action to receive their shares of new common stock LEU as the new equity will be distributed electronically by Computershare, the Company’s transfer agent, or through the Depository Trust Corp. The exchange ratio is approximately 0.0917, which means 1000 shares of USU will be exchanged for approximately 92 shares of LEU.

About Centrus Energy Corp.

Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for a growing fleet of international and domestic commercial nuclear power plants. Centrus is working to deploy the American Centrifuge technology for commercial needs and to support U.S. energy and national security.

###

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, uncertainty regarding our ability to maintain the listing of our common stock on the NYSE; uncertainty regarding our ability to improve our operating structure, financial results and profitability following emergence from Chapter 11; risks related to the ongoing transition of our business, and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website www.centrusenergy.com. We do not undertake to update our forward-looking statements except as required by law.

Contacts:

Investors: Steven Wingfield (301) 564-3354

Media: Paul Jacobson (301) 564-3399